Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record 2013 Fourth Quarter and Full Year Results; Fourth Quarter EPS Increased 26% on Sales Growth of 20%

Fourth Quarter Highlights:

  Net income increased 23% to $108.7 million, or $1.56 per diluted share, with sales increasing 20% to $1,083.7 million, both fourth quarter records.
  Off-Road Vehicle sales increased 16%; Motorcycle sales increased 94%; PG&A sales increased 33%; and International sales increased 46% in the 2013 fourth quarter.
  Gross profit margins expanded 110 basis points to 29.3% in the fourth quarter due to higher selling prices and lower product costs.

Full Year Highlights:

  Full year 2013 net income from continuing operations increased 22% to a record $381.1 million, or $5.40 per diluted share, with record sales of $3,777.1 million, an increase of 18% from full year 2012.
  Full year 2013 gross profit margins improved 90 basis points compared to full year 2012.
  North American retail sales increased 10% for 2013.
  All product lines increased sales for the full year 2013.

MINNEAPOLIS--(BUSINESS WIRE)--January 28, 2014--Polaris Industries Inc. (NYSE: PII) reported record fourth quarter net income of $1.56 per diluted share for the quarter ended December 31, 2013, an increase of 26 percent compared to the prior year’s fourth quarter net income of $1.24 per diluted share. Net income was $108.7 million for the fourth quarter of 2013, up 23 percent from the previous fourth quarter’s net income of $88.1 million. Sales for the fourth quarter of 2013 totaled a record $1,083.7 million, an increase of 20 percent over last year’s fourth quarter sales of $900.6 million.

For the full year ended December 31, 2013, Polaris reported record net income from continuing operations of $5.40 per diluted share, a 23 percent increase compared to $4.40 per diluted share for the year ended December 31, 2012. Net income from continuing operations was $381.1 million for the full year 2013, up 22 percent from the previous year’s net income from continuing operations of $312.3 million. Reported net income for the full year 2013, including both continuing and discontinued operations was $377.3 million, or $5.35 per diluted share. Sales for the full year 2013 totaled a record $3,777.1 million, an increase of 18 percent compared to sales of $3,209.8 million for the full year 2012.

“2013 marked Polaris’ fourth consecutive year of greater than 15 percent growth in both revenue and earnings. Sales and net income have more than doubled since 2009, testifying to the strength of our strategic plan that has served as a roadmap over the past five years as well as our relentless execution of its core principles. The plan keeps us focused on investing for organic growth in our principal Powersports businesses, expanding our global footprint, diversifying into market adjacencies and enhancing operational efficiencies,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“The past year was one of the most transformative in the Company’s history, as we introduced more new products than ever before, concluded a strategic acquisition, and continued the development of our global operational footprint. These and other milestones helped us attain our first $1.0 billion dollar sales quarter, and we enter 2014 poised to extend our established record of innovation and success.”

2013 Product and Operations Highlights

Product –

Introduced eleven new MY ’14 and ’14.5 ORV models in 2013, including the all-new RZR XP 1000 and RZR XP4 1000, the RANGER Crew 900, and several new value models equipped with the Company’s internally developed Prostar 570 engine including the Sportsman 570 which replaces the legendary Sportsman 500

Introduced eight new MY ’14 snowmobiles; seven in the legendary Polaris INDY brand

Re-launched the iconic Indian Motorcycle brand, headlined by three all-new MY ’14 models: Chief Classic, Chief Vintage and Chieftain, which have already garnered numerous awards and accolades since their launch in August

Introduced over 800 new PG&A accessories contributing to a 33 percent increase in sales in 2013

Acquired Aixam Mega S.A.S. (“Aixam”), the leading quadricycle company in Europe, complementing the Company’s existing small vehicle businesses

Acquired apparel company Klim in December 2012, which performed exceptionally well its first full year in the Polaris family

Announced a strategic partnership with Ariens Company, maker of outdoor power equipment

Operations –

Broke ground on a new manufacturing plant in India as part of the Company’s Eicher/Polaris joint venture and in Poland for the Company’s International ORV business, both expected to begin production late 2014

Expanded production capacity and capabilities at all manufacturing facilities in the U.S. and Mexico

Doubled the size of the Company’s Wyoming, Minnesota research and development facility

Hired over 400 new employees, including the addition of a VP of Global Customer Excellence, to ensure we stay ahead of our consumers’ rapidly changing expectations

2014 Business Outlook

Full year 2014 net income from continuing operations is expected to be in the range of $6.17 to $6.37 per diluted share, an increase of 14 to 18 percent over the full year 2013 net income per share from continuing operations. Net income from continuing operations for full year 2014 is expected to increase in the range of 12 to 16 percent over full year 2013. Sales for full year 2014 are expected to increase 11 to 14 percent over full year 2013 sales, with sales increases projected in all businesses.

Fourth Quarter and Full Year Performance Summary (in thousands, except per share data)
	Three Months ended December 31,			Years ended December 31,
Product line sales	2013	2012	Change	2013	2012	Change
Off-Road Vehicles	$ 659,051	$ 567,103	16%	$ 2,521,559	$ 2,225,833	13%
Snowmobiles	134,934	154,563	-13%	301,659	282,968	7%
Motorcycles	68,778	35,394	94%	219,819	195,789	12%
Small Vehicles	46,276	11,989	286%	122,765	44,383	177%
Parts, Garments & Accessories	174,671	131,598	33%	611,266	460,809	33%
Total Sales	$ 1,083,710	$ 900,647	+20%	$ 3,777,068	$ 3,209,782	+18%

Gross profit	$ 317,108	$ 253,800	+25%	$ 1,120,879	$ 925,297	+21%
Gross profit as a % of sales	29.3%	28.2%	+110 bpts	29.7%	28.8%	+90 bpts

Operating expenses	$ 160,664	$ 129,218	+24%	$ 588,866	$ 480,792	+22%
Operating expenses as a % of sales	14.8%	14.3%	+50 bpts	15.6%	15.0%	+60 bpts

Operating income	$ 169,098	$ 134,877	+25%	$ 577,914	$ 478,425	+21%
Operating income as a % of sales	15.6%	15.0%	+60 bpts	15.3%	14.9%	+40 bpts
Net income from continuing operations	$ 108,680	$ 88,064	+23%	$ 381,069	$ 312,310	+22%
Net income from continuing operations as a % of sales	10.0%	9.8%	+20 bpts	10.1%	9.7%	+40 bpts
Diluted net income per share from continuing operations	$ 1.56	$ 1.24	+26%	$ 5.40	$ 4.40	+23%

Off-Road Vehicle (“ORV”) sales increased 16 percent from the fourth quarter 2012 to $659.1 million. This increase reflects continued strong consumer enthusiasm for the Company’s ORV offerings, including an expanded line-up of innovative new ATVs and side-by-side vehicles introduced in the 2013 third and fourth quarters. International ORV shipments were strong with sales increasing 24 percent in the 2013 fourth quarter compared to the same period last year. Polaris North American ORV unit retail sales were up mid-single digits percent from the 2012 fourth quarter, with consumer purchases of side-by-side vehicles up high-single digits percent and ATV retail sales up low-single digits percent for the 2013 fourth quarter. The Company gained market share in ATVs during the 2013 fourth quarter, but estimates that its market share in side-by-sides was flattish as several competitors became significantly more aggressive in product introductions and promotions during the 2013 fourth quarter. For the full year 2013, the Company estimates it gained market share in North American ORV in both ATVs and side-by-sides with the industry retail sales growing slightly less than Polaris when compared to the full year 2012. For the full year 2013, Polaris ORV sales increased 13 percent compared to that of the prior full year.

Snowmobile sales decreased 13 percent to $134.9 million for the fourth quarter of 2013 as compared to $154.6 million for the fourth quarter of 2012, as expected. This decrease is the result of the Company’s deliberate action to build and ship a greater number of snowmobiles earlier in the season during the 2013 third quarter, compared to the fourth quarter, to free up plant capacity. For the full year 2013, sales of Polaris snowmobiles increased seven percent compared to 2012. Due to the early snowfall and colder weather in most of the snowbelt of North America, the snowmobile selling season has started strong with industry retail sales increasing in the high-teens percent range for the season-to-date period ended December 31, 2013. Polaris’ retail sales for the same season-to-date period were also strong, increasing nearly ten percent, including low double digits percent growth in the fourth quarter of 2013. Sales of snowmobiles outside of North America, principally in the Scandinavian region and Russia, increased nine percent and 18 percent for the fourth quarter and full year 2013, respectively when compared to the same periods a year ago.

Motorcycle division sales, which include both Victory and Indian motorcycles, increased 94 percent in the 2013 fourth quarter to $68.8 million due to the initial shipments of the new model year 2014 Indian motorcycles. Consumer retail demand for the Polaris motorcycle division was up over 100 percent with strong initial retail sales for the three all-new 2014 Indian Chief models and continued strong demand for Victory motorcycles with retail sales up in the mid-single digits percent range in North America. Fourth quarter North American industry heavyweight cruiser and touring motorcycle retail sales were up low-teens percent over 2012, driven by an unprecedented number of new product introductions in 2013, which includes three new Indian Motorcycle models. The Indian Motorcycle re-launch plan continued during the 2013 fourth quarter as an increasing number of dealers began retailing the brand new motorcycles, production volume accelerated at the Spirit Lake, Iowa manufacturing facility and aggressive marketing generated exceptional exposure and attention for the brand. Indian Motorcycle is building momentum in its quest to re-establish the brand’s legacy in the motorcycle industry. Sales of Polaris motorcycles outside of North America increased 52 percent in the fourth quarter of 2013 as compared to a year ago. For the full year 2013, Polaris motorcycle sales increased 12 percent compared to the prior year.

Sales in the Small Vehicles division, which is comprised of Aixam, GEM and Goupil electric vehicles, increased 286 percent to $46.3 million compared to the fourth quarter of 2013. The incremental sales from the Aixam acquisition represented a significant portion of the 2013 fourth quarter sales growth for the Small Vehicles business. For the full year 2013, Polaris small vehicles sales increased 177 percent compared to the prior year.

Parts, Garments, and Accessories (“PG&A”) sales increased 33 percent during the fourth quarter of 2013 compared to the same period last year. All product lines and product categories experienced double digit percent sales increases for the 2013 fourth quarter and full year compared to the prior year periods. The 2013 fourth quarter sales increase includes the incremental PG&A related sales from the Klim and Aixam acquisitions. Sales of PG&A to customers outside of North America increased 24 percent during the 2013 fourth quarter compared to the same period last year. For the full year 2013, Polaris PG&A sales increased 33 percent compared to the prior year.

International sales to customers outside of North America totaled $203.2 million for the 2013 fourth quarter, up 46 percent over the same period in 2012. The increase in fourth quarter sales resulted from strong sales growth in the Europe, Middle East and Africa (“EMEA”) region with sales up 61 percent; about half coming from the recent acquisition of Aixam, and a seven percent combined increase in sales to customers in the Asia/Pacific and Latin America regions. For the full year 2013, Polaris International sales increased 29 percent compared to the prior year.

Gross profit for the fourth quarter of 2013 was 29.3 percent of sales, a 110 basis point increase over the fourth quarter 2012. Gross profit dollars increased 25 percent to $317.1 million for the fourth quarter of 2013, compared to $253.8 million for the fourth quarter of 2012. The increase in both the gross profit percentage and gross profit dollars is primarily due to cost savings from product cost reduction efforts and higher selling prices, partially offset by higher sales promotions and unfavorable currency fluctuations. For the full year 2013, gross profit as a percentage of sales increased 90 basis points to 29.7 percent.

Operating expenses for the fourth quarter of 2013 increased 24 percent to $160.7 million, compared to $129.2 million during the fourth quarter of 2012. Operating expenses as a percentage of sales increased to 14.8 percent of sales versus 14.3 percent of sales during the fourth quarter 2012. Operating expenses in absolute dollars and as a percentage of sales for the fourth quarter of 2013 increased primarily due to higher selling and marketing expenses for new product launches and ongoing infrastructure investments for growth initiatives, the incremental operating expenses of the Aixam acquisition and increased incentive compensation plan expenses driven by the higher profitability for 2013 and the recent higher stock price. For the 2013 full year, operating expenses, as a percent of sales, increased 60 basis points to 15.6 percent.

Income from financial services increased 23 percent to $12.7 million during the fourth quarter of 2013 as compared to $10.3 million in the fourth quarter of 2012. These results were primarily a consequence of increased profitability generated from retail credit portfolios with Sheffield, GE and Capital One, and higher income from dealer inventory financing through the Polaris Acceptance joint venture. For the 2013 full year, income from financial services was $45.9 million, a 35 percent increase compared to $33.9 million for the full year 2012.

Equity in loss of affiliates was $0.8 million for the fourth quarter 2013, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012. For the 2013 full year, equity in loss of affiliates was $2.4 million compared to $0.2 million for the full year 2012.

Non-operating other expense (income) was $1.1 million of expense in the fourth quarter of 2013, compared to $1.2 million of income in the fourth quarter of 2012. For the 2013 full year, non-operating other income was $5.1 million as compared to $7.5 million of income for the full year 2012.

The Income tax provision for the fourth quarter of 2013 was recorded at a rate of 34.3 percent of pretax income compared to 34.5 percent of pretax income for the fourth quarter of 2012. For the 2013 full year, the income tax provision was recorded at a rate of 33.7 percent of pretax income compared to 34.9 percent for the full year 2012. The decrease in the full year 2013 tax rate resulted primarily from the United States Congress reinstating the research and development income tax credit retroactively for calendar year 2012 in 2013.

Financial Position and Cash Flow

Net cash provided by operating activities from continuing operations increased 20 percent to $499.2 million for the year-to-date period ended December 31, 2013 compared to $416.1 million for the same period in 2012. The increase in net cash provided by operating activities for the 2013 period was due primarily to the increase in net income. Total debt at December 31, 2013 was $287.6 million and the Company’s debt-to-total capital ratio was 35 percent compared to 13 percent at December 31, 2012. Cash and cash equivalents were $92.2 million at December 31, 2013, a significant decrease from a year ago. The increase in the Company’s debt-to-total capital ratio and corresponding reduction in cash and cash equivalents is primarily due to the repurchase of 3.96 million shares of Polaris’ common stock from Fuji Heavy Industries Ltd. in November 2013.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2013 fourth quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 48224480.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2013 sales of $3.8 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian Motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris and Klim branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2014 sales, shipments, net income, and net income per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

Subject to Reclassification	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Sales	$1,083,710	$900,647	$3,777,068	$3,209,782
Cost of sales	766,602	646,847	2,656,189	2,284,485
Gross profit	317,108	253,800	1,120,879	925,297
Operating expenses:
Selling and marketing	74,725	57,468	270,266	210,367
Research and development	36,129	33,327	139,193	127,361
General and administrative	49,810	38,423	179,407	143,064
Total operating expenses	160,664	129,218	588,866	480,792
Income from financial services	12,654	10,295	45,901	33,920
Operating income	169,098	134,877	577,914	478,425
Non-operating expense (income):
Interest expense	1,846	1,489	6,210	5,932
Equity in loss of other affiliates	785	179	2,414	179
Other expense (income), net	1,135	(1,173)	(5,139)	(7,529)
Income before income taxes	165,332	134,382	574,429	479,843
Provision for income taxes	56,652	46,318	193,360	167,533
Net income from continuing operations	108,680	88,064	381,069	312,310
Loss from discontinued operations, net of tax	—	—	(3,777)	—
Net income	$108,680	$88,064	$377,292	$312,310
Basic net income per share:
Continuing operations	$1.61	$1.27	$5.56	$4.54
Loss from discontinued operations	—	—	(0.05)	—
Basic net income per share	$1.61	$1.27	$5.51	$4.54
Diluted net income per share:
Continuing operations	$1.56	$1.24	$5.40	$4.40
Loss from discontinued operations	—	—	(0.05)	—
Diluted net income per share	$1.56	$1.24	$5.35	$4.40
Weighted average shares outstanding:
Basic	67,299	69,112	68,535	68,849
Diluted	69,482	71,152	70,546	71,005

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

Subject to Reclassification	December 31, 2013	December 31, 2012

Assets
Current Assets:
Cash and cash equivalents	$92,248	$417,015
Trade receivables, net	186,213	119,769
Inventories, net	417,948	344,996
Prepaid expenses and other	63,716	34,039
Income taxes receivable	12,217	15,730
Deferred tax assets	93,356	86,292
Total current assets	865,698	1,017,841
Property and equipment, net	455,167	253,369
Investment in finance affiliate	69,217	56,988
Investment in other affiliates	15,956	12,817
Deferred tax assets	—	22,389
Goodwill and other intangible assets, net	229,708	107,216
Other long-term assets	31,126	15,872
Total assets	$1,666,872	$1,486,492
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$3,281	$2,887
Accounts payable	238,044	169,036
Accrued expenses:
Compensation	143,504	139,140
Warranties	52,818	47,723
Sales promotions and incentives	123,089	107,008
Dealer holdback	100,600	86,733
Other	77,480	68,529
Income taxes payable	9,254	4,973
Current liabilities of discontinued operations	—	5,000
Total current liabilities	748,070	631,029
Long term income taxes payable	14,292	7,063
Capital lease obligations	3,842	4,292
Long-term debt	280,500	100,000
Deferred tax liabilities	6,412	—
Other long-term liabilities	69,730	53,578
Total liabilities	$1,122,846	$795,962
Deferred compensation	8,421	—
Shareholders’ equity	535,605	690,530
Total liabilities and shareholders’ equity	$1,666,872	$1,486,492

Certain reclassifications of previously reported balance sheet amounts have been conformed to the current year presentation.

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)

Subject to Reclassification	Years ended December 31,
	2013	2012
Operating Activities:
Net income	$377,292	$312,310
Loss from discontinued operations	3,777	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,100	70,580
Noncash compensation	57,893	35,420
Noncash income from financial services	(4,983)	(3,899)
Noncash loss from other affiliates	7,414	179
Deferred income taxes	(5,892)	(28,901)
Tax effect of share-based compensation exercises	(28,621)	(29,892)
Changes in operating assets and liabilities:
Trade receivables	(54,055)	2,413
Inventories	(52,049)	(36,029)
Accounts payable	51,519	21,371
Accrued expenses	53,278	39,269
Income taxes payable/receivable	33,398	51,120
Prepaid expenses and others, net	(31,919)	(17,831)
Cash provided from continuing operations	499,152	416,110
Cash used for discontinued operations	(6,912)	—
Net cash provided by operating activities	492,240	416,110
Investing Activities:
Purchase of property and equipment	(251,401)	(103,083)
Investment in finance affiliate, net	(7,246)	(10,838)
Investment in other affiliates	(10,934)	(7,996)
Acquisition of businesses, net of cash acquired	(137,104)	(41,135)
Net cash used for investing activities	(406,685)	(163,052)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	776,669	2,437
Repayments under debt arrangements / capital lease obligations	(597,492)	(7,478)
Repurchase and retirement of common shares	(530,033)	(127,525)
Cash dividends to shareholders	(113,722)	(101,534)
Tax effect of proceeds from share-based compensation exercises	28,621	29,892
Proceeds from stock issuances under employee plans	26,922	41,696
Net cash used for financing activities	(409,035)	(162,512)
Impact of currency exchange rates on cash balances	(1,287)	1,133
Net (decrease) increase in cash and cash equivalents	(324,767)	91,679
Cash and cash equivalents at beginning of period	417,015	325,336
Cash and cash equivalents at end of period	$92,248	$417,015